EXHIBIT 23(m)

                          THE PHOENIX EDGE SERIES FUND
                                DISTRIBUTION PLAN

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                          THE PHOENIX EDGE SERIES FUND
                                DISTRIBUTION PLAN

         WHEREAS, the Board of Trustees of The Phoenix Edge Series Fund (the "Fund"), including the Independent Trustees (as defined in Section 3 herein), have concluded in the exercise of their reasonable business judgment and in light of their fiduciary duties under the Investment Company Act of 1940 (the "1940 Act"), that there is a reasonable likelihood that this distribution plan (the "Plan") will benefit each of the Series of the Fund set forth in Exhibit A hereto (hereinafter, the "Series") and the shareholders thereof;

         NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

         SECTION 1. The Fund is authorized to pay a fee (the "Distribution Fee") for services rendered and expenses borne in connection with the distribution of the shares of the Series, at an annual rate with respect to each Series not to exceed 0.25% of the average daily net assets attributable to the Series' shares (or such lesser amount that the Board of Trustees may, from time to time, determine). Some or all of such Distribution Fee may be paid to the distributor of each Series' shares (the "Distributor") in accordance with a distribution agreement with the Distributor. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine.

         SECTION 2. The Distribution Fee paid to the Distributor with respect to each Series may be spent on any activities or expenses primarily intended to result in the sale of shares of that Series, including but not limited to the following:

         (a) compensation to (including sales commissions) and expenses, including allocable overhead, travel and telephone expenses, of officers, sales representatives and employees of the Distributor that engage in or support the distribution of the shares of that Series;

         (b) printing and mailing of prospectuses, statements of additional information, and reports for prospective purchasers of variable annuity or variable life insurance contracts ("Variable Contracts") investing indirectly in shares of that Series;

         (c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Variable Contracts investing indirectly in shares of that Series;

         (d) expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to that Series;

         (e) expenses of holding seminars and sales meetings designed to promote the distribution of the shares of that Series;


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         (f) expenses of obtaining the information and providing explanations to
Variable Contract owners regarding investment objectives and policies of that Series and other information about that Series, including the performance of that Series;

         (g) expenses of training sales personnel regarding that Series;

         (h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to that Series; and

         (i) expenses of personal services and/or maintenance of Variable Contract accounts with respect to shares of that Series attributable to such accounts.

         SECTION 3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Fund, and (b) the Trustees who (i) are not "interested persons" of the Fund, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

         SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 3 hereof.

         SECTION 5. Any person authorized to direct the disposition of monies paid or payable with respect to the shares of each Series pursuant to this Plan or any related agreement shall provide to the Board of Trustees of the Fund, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 6. This Plan may be terminated at any time with respect to the shares of each Series by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the shares of that Series.

         SECTION 7. All agreements with any person relating to implementation of this Plan with respect to the shares of each Series shall be in writing, and any agreement related to this Plan with respect to the shares of that Series shall provide:

         (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the shares of such Series, on not more than 60 days' written notice to any other party to the agreement; and

         (b) That such agreement shall terminate automatically in the event of its assignment.

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         SECTION 8. This Plan may not be amended to materially increase the amount of Distribution Fees permitted pursuant to Section 1 hereof with respect to a Series until it has been approved by a vote of at least a majority of the outstanding voting securities representing the shares of that Series. This Plan shall be deemed to have been effectively approved with respect to the shares of a Series if a majority of the outstanding securities representing the shares of that Series votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the shares of any other Series or that this Plan has not been approved by a majority of the outstanding voting securities representing the shares of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3 hereof.

         SECTION 9. While this Plan is in effect, the Fund and the Board of Trustees shall comply with the governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

         SECTION 10. The Fund shall comply with the restrictions on directed brokerage set forth in Rule 12b-1(h) under the 1940 Act.

         SECTION 11. As used in this Plan, the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         SECTION 12. If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted at a duly held meeting of the Board of Trustees on December 5, 2005.

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                                    EXHIBIT A

         As of the date set forth below, the Distribution Plan to which this Exhibit A is attached shall be applicable to the following series of The Phoenix Edge Series Fund:

Phoenix-S&P Dynamic Asset Allocation Series: Moderate
Phoenix-S&P Dynamic Asset Allocation Series: Moderate Growth
Phoenix-S&P Dynamic Asset Allocation Series: Growth
Phoenix-S&P Dynamic Asset Allocation Series: Aggressive Growth

Adopted at a duly held meeting of the Board of Trustees on December 5, 2005.




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